EXHIBIT 2

BIOMIRA INC.

Material Change Report

1.	Name and Address of Company

Biomira Inc. ("Biomira")
2011 - 94 Street
Edmonton, Alberta T6N 1H1

2.           Date of Material Change

December 12, 2006

3.	News Release

Biomira issued a news release on Canada NewsWire on December 12, 2006.

4.	Summary of Material Change

On December 12, 2006, Biomira announced that it had reached an agreement with the United States Food and Drug Administration (FDA) on a Special Protocol Assessment (SPA) for the planned Phase III clinical trial for Stimuvax® for the treatment of non-small cell lung cancer (NSCLC).

5.	Full Description of Material Change

On December 12, 2006, Biomira announced that it had reached an agreement with the FDA on a SPA for the planned Phase III clinical trial for Stimuvax® for the treatment of NSCLC.

The SPA agreement between Biomira and the FDA concerns the design of the Phase III trial and outlines definitive clinical objectives and data analyses considered necessary to support regulatory approval of Stimuvax®. The trial will be conducted by Merck KGaA under the terms of a licensing agreement with Biomira.

The planned Phase III trial is a multi-center, randomized, double-blind placebo controlled trial of Stimuvax® in patients with unresectable Stage III non-small cell lung cancer. The trial is expected to enroll approximately 1,300 patients in over 250 centers in approximately 30 countries. The primary endpoint of the trial is overall survival in patients receiving Stimuvax® compared to those receiving placebo.

6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

7.	Omitted Information

None

8.	Executive Officer

The name and business telephone number of an executive officer of Biomira who is knowledgeable about this material change and this report and who may be contacted in connection with this report is:

Edward A. Taylor
Vice-President Finance & Administration
Biomira Inc.
2011 - 94 Street
Edmonton, Alberta T6N 1H1
Telephone: (780) 450-3761

DATED at Edmonton, Alberta, effective this 12th day of December, 2006.

BIOMIRA INC.

By:	/s/ Edward A. Taylor
Edward A. Taylor
Vice-President Finance & Administration

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